Exhibit 4.17

Record of Assets Acquired by Reversion
(Deed of Real Estate Transfer)

---On December 30, 2022, at the Avenida da Praia Grande, No. 575, 579 and 585, Financial Services Bureau Building, Macao, the following signatories signed this record before me, Ho Im Mei, the notary public of the Financial Services Bureau:-------------------------------------------------
---First signatory-----------------------------------------------------------------------------------------------
---“Venetian Macau Limited” (hereinafter referred to as “Party A”), the company domiciled at Estrada da Baía de Nossa Senhora da Esperança, The Venetian Macao, Executive Offices - L2, Taipa, Macau, registered in the Commercial and Movable Property Registry under number 15702 (SO), now represented by the following person:---------------------------------------------------
---WONG YING WAI (3769 5391 0251), Chairman of the Board, married, with the same place of occupational residence as above, with Hong Kong Permanent Identity Card No. D011129(6) issued by the Immigration Department of the Hong Kong Special Administrative Region on February 18, 2019---------------------------------------------------------------------------------
---Second Signatory-------------------------------------------------------------------------------------------
---Macao Special Administrative Region (hereinafter referred to as “Party B”), represented by the Acting Director of the Financial Services Bureau, CHONG SENG SAM (6945 5110 1800), married, with legal residence located at Avenida da Praia Grande, No. 575, 579 and 585, Financial Services Bureau Building, Macao;---------------------------------------------------------------
---I confirm my identity as Party B’s representative and my authority to perform this act in accordance with the provisions of Article 5(2) of Decree Law No. 30/99/M, dated July 2, published in the Official Gazette No. 27, Section 1, dated July 5, 1999 and the order of the Secretary of Economy and Finance No. 121/2010, dated December 2, published in the Official Gazette of the Macao Special Administrative Region No. 50, Section 2, dated December 15, 2010, and will file the relevant documents.-----------------------------------------------------------------
---Third Signatory---------------------------------------------------------------------------------------------

--- “Venetian Orient Limited” (hereinafter referred to as “Party C”), the company domiciled at Estrada da Baía de Nossa Senhora da Esperança, The Venetian Macao Resort Hotel, Executive Offices - L2, Taipa, Macau, registered in the same registry under number 23490 (SO), now represented by Wong Ying Wai, Chairman of the Board:---------------------------------------------
---I confirm the identity of Wong Ying Wai as the representative of Party A and Party C and their authority necessary to perform this act based on the certificate issued by the Commercial and Movable Property Registry and the certified copy of the minutes of meeting and to file the relevant documents.---------------------------------------------------------------------------------------------
---I confirm the identity through the aforementioned identification documents presented by Wong Ying Wai, and Chong Seng Sam is a person known to me.---------------------------------------
---Statement of Party A and Party C’s representative:------------------------------------------------
---(1) The Concession Contract for the Operation of Casino Game of Chance or Other Forms of Gaming Operation in the Macao Special Administrative Region was signed between Galaxy Casino S.A. and the Macao Special Administrative Region on June 26, 2002 and was subsequently amended on December 19, 2002 and June 23, 2022, respectively; the concession period was extended to December 31, 2022 in accordance with the Chief Executive Dispatch No. 103/2022 and the above-mentioned concession contract;-------------------------------------------------
---(2) Party A entered into a Sub-Concession Contract for the Operation of Casino Game of Chance or Other Forms of Gaming Operation with Galaxy Casino S.A. on December 19, 2002, which contract was subsequently amended on June 23, 2022; the sub-concession period was extended to December 31, 2022 in accordance with the provisions of said sub-concession;---------
---(3) In accordance with Article 5 of Law No. 7/2022 and Articles 5-A and 40 of Law No. 16/2001 on the Legal Regime of Operation of Casino Game of Chance, as amended by that Law, and the provisions of the aforementioned gaming operation concession contract and gaming operation concession sub-concession contract, the Casino Sands Cotai Central (Name changed to “Casino The Londoner Macao” with the approval from the Secretary for Economy and Finance Bureau on December 7, 2022) shall, upon the expiration of the sub- concession period on December 31, 2022, revert to the Macao Special Administrative Region, together with all its equipment and utensils, as well as all other assets or rights that shall revert to the Macao Special Administrative Region, without compensation, free of any liens or changes;--------------------------

---(4) Party C is the owner of the rights arising from the lease concession of the real estate in which the Casino Sands Cotai Central (known as “Casino The Londoner Macao”) is located.-----
---(5) The Concession Contract for the Operation of Casino Game of Chance in Macao Special Administrative Region was signed by and between Party A and Party B on December 16, 2022.--
---The representatives of Party A, Party B and Party C declare that they agree to enter into this record in the form of a notarial certificate and declare that they accept the following terms:------------------------------------------------------------------------------------------------------------
---Article 1-------------------------------------------------------------------------------------------------------
---Objective of Reversion-------------------------------------------------------------------------------------
---1. In accordance with the above mentioned laws, the gaming operation concession contract and the gaming operation sub-concession contract, Party A and Party C revert the following assets in Party B upon the expiration of the sub-concession period on December 31, 2022:---------
---(1) Thirty-three point three per thousandth (33.3/1000) of the real estate where Casino Sands Cotai Central (also known as “Casino The Londoner Macao”) is located, which, for the purpose of transfer registration, this real estate is assigned a value of one billion, eight hundred and fifty-seven million, five hundred fifty-four thousand and five hundred patacas only (MOP1,857,554,500.00); The reverted percentage mentioned above is equivalent to corresponds to the reversion by Parties C to Party B of the gaming area and back office area of the Casino Sands Cotai Central (also known as “Casino The Londoner Macao”) (hereinafter referred to as the “Casino Area”) as delineated in the maps confirmed by the Official Letter No. 1064/DICJ/040/DIR/2022 of the Gaming Inspection and Coordination Bureau attached to this record as an integral part thereof; the real estate above is reverted as Party B’s private property;-----------
---The above-mentioned real estate located at Zona de Aterro entre Taipa e Coloane, Lot 5, Lot 6 and Tropical Garden, it is marked as No. 23288 in the Property Registry Bureau. This real estate has not yet been registered as a Housing Record; but it has been declared in the housing record of the Financial Services Bureau.--------------------------------------------------------------------------------
---According to the Dispatch of the Secretary for Transport and Public Works No. 27/2010 published in the “Official Gazette of the Macao Special Administrative Region” on May 12, 2010, the above real estate is built on a Government leasehold land for a term of 25 years from May 12, 2010; the leasehold land is entered in Book F, No. 32717;-------------------------------------

---(2) All equipment and utensils of the said casino as listed in the assets list in the supplement document to this notarial certificate.-------------------------------------------------------------------------
---2. The above reversion is made without compensation and free of any liens or changes.---------
---Article 2-------------------------------------------------------------------------------------------------------
---Validity of Reversion---------------------------------------------------------------------------------------
---1. The reversion results in the transfer of ownership of thirty-three point three per thousandth (33.3/1000) of the real estate where the Casino Sands Cotai Central (also known as “Casino The Londoner Macao”) is located is transferred to Party B, while nine hundred and sixty-six point seven per thousandth (966.7/1000) shall remain as the assets of Party C.------------------------------
---2. By means of this record, Party B duly acquire the thirty-three point three per thousandth (33.3/1000) ownership of the real estate in which the Casino Sands Cotai Central (also known as “Casino The Londoner Macao”) is located, and all equipment and utensils of the Casino contained in the list of assets described in the following paragraph, without any other formalities, but subject to an inspection of the assets, which shall be conducted in accordance with law and in accordance with the provisions of the relevant gaming operation concession contract and gaming operation sub-concession contract.---------------------------------------------------------------------------
---3. Both Party A and Party B accept the list of assets attached to this record and the contents of that list regarding reverted assets and rights are an integral part of this record.------------------------
---Article 3-------------------------------------------------------------------------------------------------------
---The Rights to Pay Compensation------------------------------------------------------------------------
---This reversion does not entitle Party A and Party C the rights to receive any compensation.-----
---Article 4-------------------------------------------------------------------------------------------------------
---Temporary Transfer of Assets Belonging to Party B-----------------------------------------------
---1. Party A shall, with respect to the casino and the equipment and utensils used in the gaming business temporarily surrendered by Party B to its enjoyment, benefit and use in accordance with Article 37(1) of Law No. 16/2001, pay to the Financial Services Bureau’s Cashier the return for that year through a payment guia issued by the Financial Services Bureau within March of each year during the period of the casino game of chance concession in accordance with the following provisions:-------------------------------------------------------------------------------------------------------
---(1) The return for the first year is equal to the area of the Casino multiplied by MOP 750/m2, and in accordance with the of Article 39(2) of Law No. 16/2001, the return for the second and third years shall be adjusted in accordance with the average price index of the Macao Special Administrative Region for the previous year;---------------------------------------------------------------
---(2) The return for the fourth year is equal to the area of the Casino multiplied by MOP 2,500/m2, and the amount of the return for the subsequent period is adjusted in accordance with the average price index of the Macao Special Administrative Region for the previous years, as provided for in Article 39(2) of Law No. 16/2001.---------------------------------------------------------
---2. The returns referred to in this Article are effective as of January 1, 2023.------------------------
---Article 5-------------------------------------------------------------------------------------------------------
---Establishment of Strata Ownership--------------------------------------------------------------------
---1. The Casino Area set forth in this record can be the object of strata ownership.------------------
---2. Party A and Party C shall cooperate with Party B in making all the necessary formalities for making the said real estate conditionally subject to the strata ownership system, and in particular for setting up the casino area as one or more independent units.-----------------------------------------
---Party B declares the acceptance of this transfer of real estate.-----------------------------------
---Party A declares the acceptance of this temporary transfer of assets.---------------------------
---I remind each signatory that if the above transfer is not registered with the Property Registry Office, it will not be effective against third parties.--------------------------------------------------------
---The draft of this record was confirmed by the Acting Director of the Financial Services Bureau on December 30, 2022.-----------------------------------------------------------------------------------------
---According to the provisions of Article 3(1)(a) of the current Stamp Duty Regulations and Article 23(1)(a) of the Notary Service Fee Schedule, the stamp duty for signing this notarial certificate, the stamp duty for assets transfer and the notarial handling fee are exempted.-----------
---I verify the registration information about the real estate based on the certificate issued by the Property Registry Office and the information about the real estate based on the certificate issued by the Financial Services Bureau and file the above documents.----------------------------------------
---The following documents are supplementary documents attached to this notarial certificate as an integral part thereof and are filed in the Notary Public’s Office File No. 35285:------------------
---1. The maps confirmed through the official letter No. 1064/DICJ/040/DIR/2022 of the Gaming Inspection and Coordination Bureau;------------------------------------------------------------------------
---2. A list of assets with contents about reverted assets and rights.-------------------------------------

---Each signatory declares that they have read and fully understand the contents of the supplementary documents.-------------------------------------------------------------------------------------
---Other documents mentioned on this notarial certificate are also filed in the above-mentioned dossier.------------------------------------------------------------------------------------------------------------
---In the presence of each signatory, I read aloud and explained the contents of this notarial certificate.

Signature

/S/ WONG YING WAI
Wong Ying Wai

/S/ CHONG SENG SAM
Chong Seng Sam

/S/ HO IM MEI
Ho Im Mei
Conta 648